Exhibit 99.2

Our Business

We are a biopharmaceutical company seeking to transform innovation into novel treatments that address the needs of patients by discovering and developing small molecule therapeutics for the treatment of infectious diseases and immune system disorders. We are currently focusing our efforts on developing commercially competitive, short-duration combination therapies for the treatment of chronic hepatitis C virus, or HCV, infection that are once-daily and ribavirin-free. Specifically, we are advancing combination regimens containing:

•	ACH-3102, a NS5A inhibitor, currently in phase II clinical development;

•	ACH-3422, a NS5B nucleotide polymerase inhibitor, currently in phase I clinical development; and

•	Sovaprevir, a NS3/4A protease inhibitor, currently in phase II clinical development.

In addition to our work on anti-infectives, we have leveraged our internal discovery capabilities and seek to advance a novel platform for the development of oral inhibitors of complement Factor D. Factor D is an essential protein of the complement pathway, a part of the human innate immune system. Our platform is focused on advancing compounds that inhibit Factor D, can be orally-administered, and potentially can be used in the treatment of immune-related diseases where the complement pathway plays a critical role. We anticipate that our complement inhibitor platform may play a role in addressing needs of patients with paroxysmal nocturnal hemoglobinuria, or PNH, including patients who have suboptimal response to, or who fail to respond to, currently approved treatments for PNH, atypical hemolytic uremic syndrome, or aHUS, myasthenia gravis, and age-related macular degeneration, or AMD. Our compounds in complement Factor D inhibition have demonstrated complete suppression of the complement system with a single oral dose of our inhibitors in non-human primates. We plan to nominate one such compound in early 2015 and advance it to a phase I clinical trial by the end of 2015.

We have established our current drug candidate pipeline entirely through our internal discovery capabilities. Through these efforts, we have identified the following portfolio of drug candidates which we intend to study in combination with each other:

•	ACH-3102, a NS5A Inhibitor. We are developing combination drug regimens that include ACH-3102, our pan-genotypic, second generation NS5A inhibitor. To date, we have completed three phase II clinical trials with ACH-3102 including the -007 trial with sovaprevir described below, the -005 study, which examined the use of ACH-3102 with ribavirin alone, and the Doublet Proxy study which examined the use of ACH-3102 in combination with sofosbuvir, a nucleotide NS5B polymerase inhibitor, marketed by Gilead, Inc., or Gilead, under the brand name Sovaldi™. Please refer to “Recent Developments” below for a summary of recently announced interim results for the Doublet Study. ACH-3102 has been granted Fast Track status by the FDA. As a proxy for what we might expect to see with a proprietary triple combination of ACH-3422, ACH-3102 and sovaprevir, we are also initiating the Ithaca Triplet study in the first half of 2015 examining the use of sofosbuvir in combination with ACH-3102 and sovaprevir, and we expect to report results from this trial in the second half of 2015. This study may provide information that will help determine the appropriate dosing and other aspects of our proprietary triplet combination regimen.

•	ACH-3422, a NS5B Nucleotide Polymerase Inhibitor. We are seeking to develop combination drug regimens to address all HCV genotypes based on use of ACH-3422, our nucleotide prodrug inhibitor of HCV NS5B polymerase. ACH-3422 has demonstrated excellent potency in a phase 1b proof of concept study in which HCV patients receiving a once-daily 700mg dose of ACH-3422 for fourteen days demonstrated mean maximal viral load reduction of 4.6 log10. We plan to initiate a clinical trial based on ACH-3422 in combination with ACH-3102 in the first half of 2015 for treatment durations of 6, 8 and 12 weeks, and we expect to report data on this trial in the second half of 2015.

•	Sovaprevir, a NS3/4A Protease Inhibitor. We have completed a phase II clinical trial that evaluated 12 weeks of treatment consisting of sovaprevir and our NS5A inhibitor, ACH-3102, with ribavirin for the treatment of genotype 1 HCV (the -007 trial). In this trial, genotype 1b patients achieved 100% SVR24, however, in genotype 1a patients, the combination regimen results were suboptimal. In June 2013, the FDA placed a clinical hold on sovaprevir after elevations in liver enzymes were noted in a phase I healthy subjects drug-drug interaction study evaluating the effects of concomitant administration of sovaprevir with ritonavir-boosted atazanavir. In June 2014, the FDA lifted the full clinical hold, allowing us to advance sovaprevir in clinical trials of HCV-infected patients, but requiring us to seek FDA approval to conduct multi-dose clinical trials in healthy subjects. Following an internal assessment of our protease inhibitor drug candidates, sovaprevir and ACH-2684, we determined to advance sovaprevir in future clinical trials with ACH-3422 and ACH-3102, rather than ACH-2684. We plan to initiate a drug-drug interaction study with sovaprevir plus compounds that potentially impact active transport mechanisms in the liver and intestines in the first half of 2015. In addition, by the end of 2015, we plan to initiate the multi-dose pharmacokinetic study of the triplet regimen program of ACH-3422, ACH-3102 and sovaprevir.

We intend to continue to focus on the discovery and development of new drug candidates through our extensive expertise in biology and medicinal chemistry. Although significant additional funding and research and development will be required to support these efforts, we believe our drug discovery capabilities will allow us to further expand our product candidate portfolio, providing us with strong growth potential.

Recent Developments

December Stock Sales and Year-End Cash and Equivalents. Between December 22, 2014 and December 31, 2014, we sold 3,236,497 shares of our common stock pursuant to the Sales Agreement, dated November 8, 2012, between us and Cantor Fitzgerald & Co., which we refer to as the Cantor Sales Agreement, which resulted in aggregate net proceeds to us of approximately $48.3 million. As a result, as of December 31, 2014, we had $152.9 million in cash, cash equivalents and marketable securities, with $73.7 million comprised of cash and cash equivalents and $79.2 million comprised of marketable securities. In addition, as of December 31, 2014, we had $5.7 million in subscriptions receivable, as a portion of the sales under the Cantor Sales Agreement closed in early January 2015. Based on our current clinical plan, and after giving effect to the net proceeds received from the sale of shares of our common stock in December 2014 pursuant to the Cantor Sales Agreement, we believe that our existing cash, cash equivalents and marketable securities will be sufficient to meet our current projected operating requirements for at least the next 12 months.

ACH-3102 Interim Results from Our Doublet Proxy Study. On February 9, 2015, we announced updated interim results from our Doublet Proxy study. This ongoing study is a Phase II open-label, randomized, partial-crossover study to evaluate the efficacy, safety, and tolerability of eight- and six weeks of 50mg of ACH-3102 and 400mg of sofosbuvir, once daily, in treatment-naïve genotype 1 HCV-infected patients. Initially, eighteen patients were enrolled, including six observational patients, into an eight-week treatment cohort. Following the achievement of 100% SVR12 (12/12) in the eight-week cohort, the six-week treatment cohort was initiated. In all, eighteen patients were enrolled, including twelve active and six observational patients. Mean baseline HCV RNA viral load was 10 million (7 log10) IU/ml, range 2 million (6.23 log10) – 97 million (7.99 log10) IU/ml, including seven patients with baseline HCV RNA viral load exceeding 6 million (6.78 log10) IU/ml. Of the 12 active patients enrolled, seven patients were genotype 1a and five were genotype 1b. Twelve weeks after the completion of therapy, 100% (12/12) achieved SVR12, independent of baseline viral load, gender, and IL28B status, in the six-week treatment arm. Additionally, 100% of patients (12/12) in the eight-week treatment duration arm have achieved SVR24. The combination of ACH-3102 and sofosbuvir was well-tolerated with no serious adverse events, no discontinuations due to adverse events, and no clinically significant laboratory or ECG abnormalities.

Company Information

We were incorporated in Delaware in August 1998. Our principal executive office is located at 300 George Street, New Haven, Connecticut 06511, and our telephone number is (203) 624-7000.